Wellesley Bancorp, Inc. Reports Results for the Three and Six Months Ended June 30, 2017

WELLESLEY, Mass., July 27, 2017 /PRNewswire/ -- Wellesley Bancorp, Inc. (Nasdaq Capital Market: WEBK) (the "Company"), the holding company for Wellesley Bank (the "Bank"), reported net income of $937 thousand and $1.8 million for the three and six months ended June 30, 2017, respectively. These results compare to net income of $727 thousand and $1.5 million for the three and six months ended June 30, 2016, respectively. The results for the quarter represent an increase of 28.9%, as compared to the prior year second quarter results. Diluted earnings per share were $0.38 and $0.74 for the three and six months ended June 30, 2017, respectively. Total assets were $732.3 million at June 30, 2017, an increase of $37.1 million, or 5.3%, from December 31, 2016 as loans increased $41.6 million, funded by an increase in core deposits and long-term debt.

Thomas J. Fontaine, President and Chief Executive Officer, said, "We are pleased with our continued growth in our balance sheet and earnings. Our credit quality and the net interest margin continue to remain strong and stable."

Second Quarter Earnings
Net income increased $210 thousand, or 28.9%, for the quarter ended June 30, 2017 compared to the quarter ended June 30, 2016, as net interest income increased, partially offset by a decrease in non-interest income and an increase in non-interest expenses. Net interest income increased $662 thousand, or 13.6%, to $5.5 million for the quarter ended June 30, 2017, as compared to the quarter ended June 30, 2016. This increase was driven primarily by the growth of our loan portfolio, partially offset by higher interest expense from the growth of borrowings and deposits. The yield on earning assets for the second quarter ended June 30, 2017 was 3.98%, an increase of one basis point from the comparable quarter in 2016. Deposit and borrowing costs were 0.96% for the second quarter 2017, compared to 0.97% for the second quarter 2016. The net interest margin was 3.21% for the 2017 quarter, compared to 3.19% for the 2016 quarter, reflecting the increase in earning asset yields and the decrease in deposit and borrowing costs between the two periods.

Non-interest income totaled $449 thousand for the quarter ended June 30, 2017, a decrease of $61 thousand, or 12.0%, compared to the prior year period. Wealth management fees increased $70 thousand, or 29.4%, compared to the quarter ended June 30, 2017, primarily due to an increase in assets under management. Total assets under management at Wellesley Investment Partners, including the Bank's investment portfolio, were $339.5 million at the end of the second quarter 2017, as compared to $289.3 million at June, 2016. Income from mortgage banking activities decreased $87 thousand, primarily due to lower sales of fixed rate mortgage loans from the previous year. Customer commercial loan swap fees decreased $42 thousand due to lower volume in 2017.

Total non-interest expenses increased $258 thousand to $4.3 million for the quarter ended June 30, 2017. Salaries and employee benefits increased $123 thousand from the prior year period due to several strategic hires late in 2016. FDIC insurance costs increased $68 thousand, due to growth and new quarterly assessment rates in 2017. Data processing expense increased $43 thousand and other general administrative costs, such as advertising and insurance, increased $100 thousand due to expanding business volumes and operations. Professional fees decreased $96 thousand, as one time charges were incurred during 2016 for certain staffing searches.

Year to Date Earnings
Net income for the six months ended June 30, 2017 increased $359 thousand, or 24.6%, compared to net income for the six months ended June 30, 2016 due to increased net interest income and non-interest income, partially offset by higher non-interest expenses. Net interest income increased $1.1 million, or 11.1%, to $10.8 million for the six months ended June 30, 2017, as compared to $9.7 million in the comparable 2016 period. The increase was largely due to increased loan income resulting from growth in our portfolio. Our earning asset yield was 3.95% in the six month period ended June 30, 2017 as compared to 3.99% in the 2016 period. Deposit and borrowing costs decreased two basis points to 0.95% in the current period from 0.97% for the 2016 period. Our net interest margin was 3.18% for the 2017 six month period, compared to 3.20% for the 2016 period.

Non-interest income totaled $970 thousand, an increase of $115 thousand, or 13.5%, as income from wealth management fees in 2017 increased $154 thousand compared to 2016 due to an increase in assets under management. Income from mortgage banking activities decreased $76 thousand as compared to the comparable 2017 period due to lower mortgage sales. Fees on commercial loan swaps increased $38 thousand from 2016 to 2017 due to increased volume.

For the six months ended June 30, 2017, non-interest expenses increased $645 thousand to $8.6 million, as compared to $8.0 million in 2016. Salaries and employee benefits increased $430 thousand, or 9.2%, attributable to the recognition of six full months of expenses related to our Newton Centre office along with several strategic hires in late 2016. FDIC insurance costs increased $138 thousand based on growth and new assessment rates. Occupancy and equipment expense increased $53 thousand resulting from normal rent increases and the 2016 spring opening of our Newton Centre office. Data processing expense increased $48 thousand and other general administrative costs increased $90 thousand due to expanding business volumes and operations. Professional fees decreased $114 thousand, as one time charges were incurred during 2016 for certain staffing searches.

Balance Sheet Growth
Total assets were $732.3 million at June 30, 2017, representing an increase of $37.1 million compared to $695.3 million at December 31, 2016. The increase was primarily related to growth in the loan portfolio and an increase in the level of securities available for sale. On the liability side, deposits increased $12.4 million, and long-term debt and short-term borrowings increased $20.8 million, as compared to December 31, 2016.

Gross loans totaled $623.1 million at June 30, 2017, an increase of $41.6 million, or 7.1%, as compared to December 31, 2016. Residential mortgage loans increased $29.1 million to $297.1 million at June 30, 2017, primarily due to growth in our adjustable-rate mortgage portfolio. Our portfolios of commercial real estate and commercial and industrial loans increased $2.7 million and $1.1 million, respectively, continuing our diversification focus. Construction loans increased $7.9 million to $118.3 million at June 30, 2017, compared to $110.4 million at December 31, 2016.

Deposits increased $12.4 million to $535.2 million at June 30, 2017. The increase was primarily attributable to an increase in money market accounts of $13.6 million and certificate of deposits of $2.1 million. NOW and demand deposit balances increased $1.3 million. We have emphasized commercial deposit accounts in our business development efforts and have experienced growth in the number of accounts. Commercial deposit balances tend to be more volatile, fluctuating with customers' needs. Savings accounts decreased $4.6 million as compared to December 31, 2016. Long-term debt and short-term borrowings, consisting entirely of advances from the FHLB, increased $20.8 million as compared to December 31, 2016.

Stockholders' equity increased $2.5 million to $57.7 million, primarily due to earnings and the impact of stock compensation plans during the six month period, offset by dividends paid. At June 30, 2017, the Company's ratio of stockholders' equity to total assets was 7.87%, compared to 7.94% at December 31, 2016.

About Wellesley Bancorp
Wellesley Bank and its wholly-owned wealth management company, Wellesley Investment Partners, LLC, are subsidiaries of Wellesley Bancorp, Inc.

Wellesley Bank provides comprehensive premier banking and wealth management services to successful individuals, families, businesses and nonprofit organizations. The Company's teams of highly experienced and knowledgeable bankers provide exceptional personalized services to its clients. Wellesley Bank has been serving the greater Boston area for over 100 years. With the newest location in Newton Centre, the Bank has six banking offices and a wholly-owned wealth management company.

Forward Looking Statements
This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company's summary income statements and other data follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Statements of Net Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Interest and dividend income:
Interest and fees on loans	$ 6,355	$ 5,614	$ 12,332	$ 11,171
Other interest and dividend income	512	460	1,020	912
Total interest and dividend income	6,867	6,074	13,352	12,083
Interest expense	1,333	1,202	2,602	2,403

Net interest income	5,534	4,872	10,750	9,680
Provision for loan losses	122	125	122	187

Net interest income, after provision for loan losses	5,412	4,747	10,628	9,493

Total non-interest income	449	510	970	855

Non-interest expenses:
Salaries and employee benefits	2,501	2,378	5,110	4,680
Occupancy and equipment	707	687	1,403	1,350
Data processing	220	177	421	373
FDIC Insurance	150	82	297	159
Professional fees	182	278	355	469
Other general and administrative	565	465	1,032	942
Total non-interest expenses	4,325	4,067	8,618	7,973

Income before income taxes	1,536	1,190	2,980	2,375
Provision for income taxes	599	463	1,162	916

Net income	$ 937	$ 727	$ 1,818	$ 1,459

Other Data:
Return on average assets (1)	0.53%	0.46%	0.52%	0.47%
Return on average equity (1)	6.53%	5.38%	6.44%	5.46%
Net interest margin (1)	3.21%	3.19%	3.18%	3.20%
Earnings per common share:
Basic	$0.40	$0.31	$0.77	$0.63
Diluted	$0.38	$0.31	$0.74	$0.62
Weighted average shares outstanding:
Basic	2,364,581	2,322,147	2,361,336	2,320,542
Diluted	2,449,413	2,352,092	2,445,712	2,345,946
Stockholders' equity to total assets at end of period	7.87%	8.45%	7.87%	8.45%
Book value per common share at end of period	$23.07	$22.23	$23.07	$22.23
Nonperforming loans to total loans at end of period	0.09%	0.16%	0.09%	0.16%

(1) Annualized

The Company's summary balance sheets follow:

Wellesley Bancorp, Inc. and Subsidiary
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$ 22,373	$ 28,525
Securities available for sale, at fair value	66,471	64,648
Federal Home Loan Bank of Boston stock, at cost	6,436	5,758
Loans held for sale	1,057	1,454

Loans	623,133	581,563
Less allowance for loan losses	(5,543)	(5,432)
Loans, net	617,590	576,131

Bank-owned life insurance	7,417	7,303
Premises and equipment, net	3,665	3,876
Other assets	7,332	7,588

Total assets	$ 732,341	$ 695,283

Liabilities and Stockholders' Equity
Deposits:
Non-interest-bearing	$ 96,017	$ 94,946
Interest-bearing	439,217	427,864
	535,234	522,810

Short-term borrowings	24,250	21,250
Long-term debt	100,848	83,020
Subordinated debt	9,786	9,769
Accrued expenses and other liabilities	4,557	3,220
Total liabilities	674,675	640,069

Stockholders' equity	57,666	55,214

Total liabilities and stockholders' equity	$ 732,341	$ 695,283

CONTACT: Wellesley Bancorp, Inc., Thomas J. Fontaine, President and Chief Executive Officer, 781-235-2550